Exhibit 14.1

GLOBAL EAGLE ENTERTAINMENT INC.

CODE OF ETHICS
(Effective September 20, 2016)

1.	Introduction

This Code of Ethics (this “Code”) has been adopted to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company (as defined below) files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended or modified by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors (the “Board”) of Global Eagle Entertainment Inc. In this Code, references to the “Company” mean Global Eagle Entertainment Inc. and, in appropriate context, the Company’s subsidiaries.

This Code is applicable to all directors, officers and employees (each a “person,” as used herein) of the Company. All persons are accountable for knowing and abiding by this Code. The Company may periodically require persons to confirm that they have read and will comply with this Code.

2.	Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordination of principle are inconsistent with integrity. Service to the Company should never be subordinated to personal gain and advantage.

Each person must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or when in the Company’s interests;

•	Observe all applicable governmental laws, rules and regulations;

•	Comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices;

•	Deal fairly with the Company’s customers, suppliers, competitors and employees;

•	Refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

•	Protect the assets of the Company and ensure their proper use;

•	Avoid conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or an appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC. Anything that would be a conflict for a person subject to this Code also will be a conflict for a member of his or her immediate family or any other close relative. Examples of conflict of interest situations include, but are not limited to, the following:

•	any significant ownership interest in any supplier or customer;

•	any consulting or employment relationship with any supplier or customer;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

•	selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell;

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

•	any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes — or even appears to interfere — with the interests of the Company as a whole or the person’s obligation to act in the best interest of the Company at all times.

3.	Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer and Chief Financial Officer of the Company and each subsidiary of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company, must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Special Reporting for Internal Controls and Financial-Reporting Fraud. Each person must promptly report (in accordance with the Company’s Whistleblower Policy and Procedures) any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.	Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. It is the personal responsibility of each person to, and each person must, adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

5.	Reporting and Accountability

The Governance Committee is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the General Counsel promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:

•	Notify the General Counsel promptly of any existing or potential violation of this Code; and

•	Not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The General Counsel will take all appropriate action to investigate any reported potential violation of the Code; provided, that the General Counsel will report to the Governance Committee, and the Governance Committee will take all appropriate action to investigate, any reported potential violation of the Code by any of the Company’s directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

•	Any alleged violations relating to internal controls and financial-reporting fraud will be processed in accordance with the Company’s Whistleblower Policy and Procedures (see also “Special Reporting for Internal Controls and Financial-Reporting Fraud” above).

•	Upon determination by the General Counsel or the Governance Committee, as applicable, that a breach has occurred, the Company will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

6.	Waivers and Amendments

Any waiver (defined below) or implicit waiver (defined below) from a provision of this Code for any of the Company’s directors, the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, or any amendment (as defined below) to this Code is required to be disclosed in a Current Report on Form 8-K filed with the SEC. In lieu of filing a Form 8-K to report any such waivers or amendments, the Company may provide such information on its website and keep such information on the website for at least 12 months and disclose the website address as well as any intention to provide such disclosures in this manner in its most recently filed Annual Report on Form 10-K.

A “waiver” means the Board’s approval of a material departure from the application of a provision of the Code (with the Governance Committee reporting its findings and recommendations relating thereto to the Board). An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7.	Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to and after the effective date hereof (including any prior iteration of this Code of Ethics) or hereafter are separate requirements and remain in full force and effect.

8.	Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the General Counsel.

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